Exhibit 99.1

Video Display Announces the Appointment of Carr, Riggs & Ingram, LLC

    ATLANTA—(BUSINESS WIRE)—September 12, 2006—Video Display Corporation (NASDAQ:VIDE) is pleased to announce the appointment of Carr, Riggs & Ingram, LLC (CRI) as our independent registered public accounting firm. CRI is a leading regional provider of audit services with offices in the Atlanta area, and was retained after a review of several potential candidates for audit services, which focused on larger regional firms.

    VIDE has formally engaged CRI as of today, based on the approval of the company’s audit committee. CRI will succeed Tauber & Balser P.C. beginning with the review of our second quarter Form 10-Q for 2006. We look forward to working with CRI’s quality staff and are pleased with their extensive firm resources. We believe our company will benefit through the audit relationship with this quality firm as we continue to grow and prosper in the coming years.

    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-2080